Exhibit 21.1

Earth Science Tech, Inc.

List of Subsidiaries

As of May 8 , 2019

Entity Name
Earth Science Tech Inc.
Nutrition Empire Co. Ltd.
Cannabis Therapeutics, Inc.
Earth Science Pharmaceutical Inc.
Earth Science Foundation, Inc.